E.L.F. BEAUTY, INC.
AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM
Non-employee members of the board of directors (the “Board”) of e.l.f. Beauty, Inc. (the “Company”) will be eligible to receive cash and equity compensation as set forth in this Amended and Restated Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program will be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not (i) an employee of the Company or any parent or subsidiary of the Company, or (ii) a partner, member, director, officer or employee of TPG Growth II Management, LLC (or any other entity which, directly or indirectly, through one or more intermediaries, is controlled by or under common control with such entity, whether by contract, equity ownership or otherwise) (each, a “Non- Employee Director”), unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program will remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time, without advance notice, in its sole discretion. The terms and conditions of this Program will supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors.
This Program is effective as of February 14, 2019 (the date of the creation of the position of Lead Independent Director) with respect to the payment of the annual retainer for the position of Lead Independent Director and effective as of the 2019 annual meeting of the Company’s stockholders (the “2019 Stockholders Meeting”) with respect to all other provisions.
Note: In December 2018, the Company changed its fiscal year end from December 31 to March 31. The Company’s fiscal year 2020 will run from April 1, 2019 to March 31, 2020. To accommodate for the change in the fiscal year-end, Section 4 provides certain adjustments to Section 1 and Section 2 for the compensation payable to each Non-Employee Director for the board term running from the 2019 Stockholders Meeting to the 2020 annual meeting of the Company’s stockholders (the “2020 Stockholders Meeting”).
1.Cash Compensation.
(a)    Annual Retainers. Each Non-Employee Director who serves in one of the following roles will be paid the applicable annual retainer set forth below:

Role	Amount
Non-Employee Director	$45,000
Lead Independent Director	$20,000
Audit Committee Chairperson	$15,000
Audit Committee Member (other than the Chairperson)	$7,500
Compensation Committee Chairperson	$10,000
Compensation Committee Member (other than the Chairperson)	$5,000
Nominating and Corporate Governance Committee Chairperson	$6,000
Nominating and Corporate Governance Committee Member (other than the Chairperson)	$3,000
(b)    Payment of Retainers. Subject to Section 2(a), the annual retainers described in Section 1(a) will be paid in cash by the Company in arrears on a quarterly basis as follows: 25% of the annual retainers described in Section 1(a) will be paid not later than the 15th day following the date that is three months, six months, and nine months from the date of the most recent annual meeting, with the remainder paid not later than the 15th day following the earlier of (i) the one-year anniversary of the most recent annual meeting of the Company’s stockholders or (ii) immediately prior to the next annual meeting of the Company’s stockholders. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(a), for such entire period, the retainer paid to such Non-Employee Director will be prorated for the portion of such period actually served as a Non-Employee Director, or in such position, as applicable.
2.Equity Compensation. Non-Employee Directors will be granted the equity awards described below. The awards described below will be granted under and will be subject to the terms and provisions of the Company’s 2016 Equity Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”) and will be evidenced by the execution and delivery of award agreements, including attached exhibits, in substantially the forms previously approved by the Board. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of Restricted Stock Units (as defined in the Equity Plan) hereby are subject in all respects to the terms of the Equity Plan.
(a)    Election to Receive Restricted Stock Units In lieu of Cash Retainers. Each Non-Employee Director may elect to receive all, but not less than all, of his or her annual retainer payable under Section 1 in an award of Restricted Stock Units, in lieu of cash (a “Retainer Award Election”). On or before December 31 of each calendar year, each Non-Employee Director who desires to make a Retainer Award Election will make his or her Retainer Award Election with respect to the cash compensation otherwise payable to such Non-Employee Director under Section 1 in the twelve-month period immediately following the annual meeting of the Company’s stockholders that occurs in the calendar year after such Retainer Award Election is made. Notwithstanding the foregoing, if a Non-Employee Director is first elected or appointed to the Board on or after January 1 of a calendar year and before the date of the annual meeting of the Company’s stockholders for such calendar year, then such Non-Employee Director will have until the earlier of (i) the date of the annual meeting of the Company’s stockholders for such calendar year or (ii) the 30th day after such election or appointment, to make the Non-Employee Director’s Retainer Award Election to apply to the twelve-month period immediately following such annual meeting of the Company’s stockholders. In each case, the Retainer Award Election will be made pursuant to an election form provided by the Company and in compliance with the rules and policies as may be established by the Board from time to time. Each such Retainer Award Election will be irrevocable.
(b)    Initial Awards. Except as set forth in Section 4(b)(i), each Non-Employee Director who is initially elected or appointed to the Board on a date other than the date of an annual meeting of the Company’s stockholders will automatically be granted, on the date of such initial election or appointment, that number of Restricted Stock Units calculated by dividing (i) (A) $140,000 multiplied by (B) a fraction, the numerator of which is the number of days remaining until the first anniversary of the annual meeting of the Company’s stockholders that immediately preceded such Non-Employee Director’s election or appointment, by (ii) the closing price of a share of the Company’s common stock as of the date of appointment or election and rounding down to the nearest whole number. The awards described in this Section 2(b) are referred to as “Initial Awards.” No Non-Employee Director will be granted more than one Initial Award.
(c)    Subsequent Awards. Except as set forth in Section 4(b)(ii), a Non-Employee Director who is re-elected to serve, or will continue to serve, as a Non-Employee Director immediately following any annual meeting of the Company’s stockholders will be automatically granted, on the date of such annual meeting, that number of Restricted Stock Units calculated by dividing (i) the sum of (A) any compensation covered by a timely Retainer Award Election plus (B) $140,000 by (ii) the closing price of a share of the Company’s common stock as of the date of such annual meeting of the Company’s stockholders and rounding down to the nearest whole number. The awards described in this Section 2(c) are referred to as “Subsequent Awards.”
(d)    Terms of Awards Granted to Non-Employee Directors.
(i)    Vesting.
A.    Each Initial Award will vest in full upon the earlier of (I) the date of the first annual meeting of the Company’s stockholders occurring after such Initial Award is granted or (II) the one-year anniversary of the annual meeting of the Company’s stockholders immediately preceding the date the Initial Award is granted, subject to the Non-Employee Director continuing to provide services to the Company through the applicable vesting date.
B.    Each Subsequent Award will vest in full on the earlier of (A) the one-year anniversary of the date of grant or (B) immediately prior to the next annual meeting of the Company’s stockholders after the date of grant, subject to the Non-Employee Director continuing to provide services to the Company through the applicable vesting date.
(ii)    Change in Control Acceleration. All of a Non-Employee Director’s Initial Awards and Subsequent Awards, and any stock options or other equity-based awards outstanding and held by the Non-Employee Director (including equity issued pursuant to Section 4(b)), will vest and, if applicable, become exercisable with respect to 100% of the shares subject thereto immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.
3.Reimbursements. The Company will reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.
4.Adjustments for Change in Fiscal Year-End.
(a)    Cash Compensation. Subject to Section 2(a), a Non-Employee Director will be paid an additional retainer equal to one-fourth of the annual retainers described in Section 1(a) on the date that is the 15th day following the 2020 Stockholders Meeting. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(a), for the entire period between the anniversary of the 2019 Stockholders Meeting and the 2020 Stockholders Meeting, the retainer paid to such Non-Employee Director will be prorated for the portion of such period actually served as a Non-Employee Director, or in such position, as applicable.
(b)    Equity.
(i)    Initial Awards within Three Months after the 2019 Stockholders Meeting. Each Non-Employee Director who is initially elected or appointed to the Board on a date other than the date of 2019 Stockholders Meeting and that is within three months after the 2019 Stockholders Meeting will automatically be granted, on the date of such initial election or appointment, that number of Restricted Stock Units calculated by dividing (i) (A) $175,000 (i.e., (5/4) x $140,000) multiplied by (B) a fraction, the numerator of which is the number of days remaining until the 2020 Stockholders Meeting, by (ii) the closing price of a share of the Company’s common stock as of the date of appointment or election and rounding down to the nearest whole number. No Non-Employee Director will be granted more than one award pursuant to this Section 4(b)(i) or pursuant to Section 2(b).
(ii)    2019 Stockholders Meeting Awards. A Non-Employee Director who is re-elected to serve, or will continue to serve, as a Non-Employee Director immediately following the 2019 Stockholders Meeting will be automatically granted, on the date of the 2019 Stockholders Meeting, that number of Restricted Stock Units calculated by dividing (i) (A) any compensation covered by a timely Retainer Award Election plus (B) $175,000 (i.e., (5/4) x $140,000) by (ii) the closing price of a share of the Company’s common stock as of the date of the 2019 Stockholders Meeting and rounding down to the nearest whole number.
(iii)    Vesting. Each award noted in Section 4(b)(i) and Section 4(b)(ii) will vest in full immediately prior to the 2020 Stockholders Meeting, subject to the Non-Employee Director continuing to provide services to the Company through the 2020 Stockholders Meeting.